Exhibit 99.3

Letter to Registered Holders and DTC Participants Regarding the Exchange Offer

TAMPA ELECTRIC COMPANY

Any and All of Its Outstanding 5.40% Notes Due 2021

for

a Like Principal Amount of Corresponding Notes

Registered Under the Securities Act of 1933

Pursuant to the prospectus dated                     , 2011

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                    , 2011 UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Registered Holders and Depositary Trust Company Participants:

Tampa Electric Company (the “Company”) is offering to exchange (the “Exchange Offer”), upon and subject to the terms and conditions set forth in the prospectus, dated                     , 2011 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), its 5.40% Notes due 2021 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended, for its outstanding 5.40% Notes due 2021 (the “Old Notes”). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of December 9, 2010, among the Company and the Dealer Managers named therein, with respect to the Old Notes.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus, dated , 2011;

2.	The Letter of Transmittal for your use and for the information of your clients, including IRS Form W-9 and accompanying instructions;

3.    A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the exchange agent prior to the Expiration Date, or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4.    A form of letter which may be sent to your clients for whom you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the exchange agent for the Exchange Offer). The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer, on the transfer of Old Notes to it, except as otherwise provided in Instruction 7 of the Letter of Transmittal. The Company may reimburse brokers, dealers, commercial banks, trust companies and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding copies of the Prospectus, Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal, or a message from The Depository Trust Company stating that the tendering holder has expressly acknowledged receipt of, and agrees to be bound by and held accountable under, the Letter of Transmittal, must be sent to the exchange agent and certificates representing the Old Notes (or confirmation of book-entry transfer of such Old Notes into the exchange agent’s account at The Depository Trust Company) must be delivered to the exchange agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Any general inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the information agent at its address and telephone number set forth on the back cover of the Letter of Transmittal. Any procedural inquiries you may have with respect to the Exchange Offer should be directed to the exchange agent at its address and telephone number set forth on the front cover of the Letter of Transmittal.

Very truly yours,

TAMPA ELECTRIC COMPANY

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL APPOINT OR CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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